                                                                    EXHIBIT 4.70


                              EMPLOYMENT AGREEMENT

THIS AGREEMENT effective the 3rd day of February 2006.

BETWEEN:

                  PINE VALLEY MINING CORPORATION, having an office at 501-535 Thurlow Street, Vancouver, British Columbia, Canada

                  (the "Company")

AND:

                  ROBERT BELL, of Edmonton, Alberta, Canada

                  (the "Executive")

WHEREAS the Executive has agreed to a contract of employment with the Company, and the Company has agreed to contract for the services of the Executive, on the terms and conditions set forth in this Agreement.

NOW THEREFORE in consideration of the mutual terms and conditions in this Agreement, and the payment by the Employer to the Executive of $10.00, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. POSITION, SERVICES AND TERM

    1.1. POSITION

         The Company will employ the Executive and the Executive will serve the Company as Executive Vice President, and Chief Operating Officer of the Company. The Executive will report to the President of the Company or such other person designated from time to time by the Company.

         Despite this Agreement, the employment of the Executive with the Company is subject to the pre-condition that the Company conduct criminal records checks on the Executive (the "Inquiry") for the purpose of confirming that the Executive does not have a criminal record that is incompatible with the employment of the Executive under this Agreement. The Executive consents to the Inquiries being conducted by the Company, and will provide any necessary consents to any third party to facilitate the Inquiry.

    1.2. SERVICES

         Subject to the direction of the President, the Executive will be responsible for the management of the operations of the Company, with a particular focus on the sales and marketing activities of the Company and such other duties and powers as the Company may assign to the Executive from time to time (the "Services").

    1.3. TERM

         The Executive will commence providing the Services to the Company on February 20, 2006, or such other date as mutually agreed, and the employment of the Executive with the Company will continue until the employment is terminated by either party as provided herein (the "Term").

    1.4. TRAVEL

         The Executive acknowledges that effective performance of the Services may require that the Executive travel from time to time as required by the Company.

    1.5. POLICIES AND PRACTICES

         The Executive will comply with the written policies and with practices, directions and instructions, written or oral, of the Company from time to time in effect.

2. EXECUTIVE OBLIGATIONS

    2.1. EFFORT AND LOYALTY

         The Executive will perform the Services in a competent and faithful manner and will devote the time and effort necessary to properly and fully perform the Services. The Executive owes a duty of loyalty to the Company and will at all times use his best efforts to promote the interests of the Company.

    2.2. FIDUCIARY

         The Executive acknowledges that by virtue of the employment contemplated by this Agreement, the Executive will be in a fiduciary relationship with the Company and will owe fiduciary obligations to Company. The provisions of this Agreement are additional to and do not amend, replace or otherwise reduce those obligations.

3. COMPENSATION AND BENEFITS

    3.1. SALARY

         The Company will pay the Executive an annual salary of CDN$300,000 (the "Salary"), payable in bi-weekly instalments less all required or permitted withholdings and remittances. The Company will review the Salary from time to time during the Term and may, in its sole discretion, increase the Salary.

    3.2. OTHER COMPENSATION

         DISCRETIONARY BONUS: The Executive will be eligible for an annual bonus of up to 60% of the Salary for each of the Company's fiscal years payable as soon as practicable following the end of the Company's fiscal year for which the bonus applies. The annual bonus potential will increase to 90% once the Company is mining in an area outside of the Willow Creek Mine (including, but not limited to Pine Pass), and production and sales exceed 2.2 million tonnes per year. The payment of any a bonus in any fiscal year will be dependant on the assessment by the Company of the performance of the Executive, based on reasonable criteria set by the Company in consultation with the Executive. The terms and conditions and payment of any bonus for work performed during the remainder of the Company's current fiscal year ended

         March 31, 2006 ("Fiscal 2006") will reflect the partial employment of the Executive during the year. Similarly, the bonus payable at the time the Executive is terminated by the Company without Just Cause will be pro rated by the fraction of the then fiscal year that the Executive was employed by the Company and will be based on 50% of the maximum bonus for that fiscal year.


         INCENTIVE PAY: The Executive will participate in an annual incentive pay plan, on terms to be negotiated, under which he will be eligible for up to 40% of the Salary. The annual incentive pay potential will increase to 60% once the Company is mining in an area outside of the Willow Creek Mine, and production and sales exceed 2.2 million tonnes per year. The incentive payable at the time the Executive is terminated by the Company without Just Cause will be pro rated by the fraction of the then fiscal year that the Executive was employed by the Company and will be based on 50% of the maximum bonus for that fiscal year.


         RRSP: The Executive will be eligible to participate in the RRSP plan of the Company.


         STOCK OPTIONS: As soon as practicable after the Executive signs this Agreement and the Inquiries are completed, the Company will provide to the Executive a grant of share options to purchase 200,000 shares of the Company at the market price in effect on the date the options are granted. The options will vest in eight equal amounts commencing on the three-month anniversary of the date the Executive starts work and continuing every three months thereafter until fully vested. The options expire no later than five years after the grant date. Despite the foregoing, this grant of options is subject to the terms of the Company's Share Option Plan and the approval of the Board of Directors of the Company.

    3.3. BENEFITS

         During the Term, the Company will make available to the Executive the insured benefit plans customarily available to all employees (the "Benefits"). The terms and conditions of the Benefits will be determined by the plans or policies from time to time established or purchased by the Company. The Company retains the right to establish new Benefits and to alter or delete any Benefits from time to time and at any time in its sole discretion, subject to providing three months' notice of such changes unless the alterations or deletions are beyond the control of the Company.

    3.4. VACATION

         In addition to statutory holidays, the Executive is entitled to 5 weeks' vacation within each calendar year, pro-rated for any partial calendar year, during the Term.


         The Executive will schedule vacation at such time or times as the Company and the Executive mutually agree. Failing such agreement, the Company may set the vacation time or times based on business considerations.

    3.5. EXPENSES

         Upon submission of appropriate receipts and written accounts, the Company will reimburse the Executive for all reasonable expenses actually and properly incurred by him in connection with his duties hereunder in accordance with the policies, practices or directions of the Company from time to time in effect. The Company will compensate the Executive for the reasonable costs of moving his and his immediate family's personal belongings from Edmonton to Vancouver, which will include real estate and legal fees incurred in selling his home in Edmonton and temporary accommodation costs in Vancouver, to a maximum of $30,000.00. If the Executive resigns from employment within two years of his commencement date the Executive will reimburse the Company for the moving expenses pro rated by the fraction of the two years that the Executive was not employed by the Company. For example, if the Executive resigned after 18 months, the Executive will reimburse the Company for 6/24ths of the moving expenses.

    3.6. TRANSACTION BONUS

         In the event of a completed sale of all, or substantially all of the Company's stock, in consideration of the Executive facilitating the transaction, and continuing to perform all of the duties contemplated in this Agreement for a period of at least 6 months following the completion of the sale, the Executive will be eligible for a one-time bonus of at least $150,000, which may be increased to a maximum of $250,000 based on the Company achieving certain valuation thresholds (the "Transaction Bonus"). If the Executive is terminated by the Company without Just Cause within 6 month prior to or following such a sale, the Company will pay to the Executive the transaction bonus. The minimum Transaction Bonus will be payable to the Executive as compensation for the Executive using his best efforts to facilitate the transaction. The terms and conditions under which a Transaction Bonus over and above the minimum will be earned and paid will be negotiated between the Executive and the Company prior to the completion of the above-described transaction.

4. TERMINATION

    4.1. DEFINITION

         In this Agreement: "Just Cause" means conduct of the Executive that constitutes just cause to terminate the Executive's employment without any notice or compensation in lieu of notice at common law.

    4.2. TERMINATION FOR JUST CAUSE

         The Company, in its sole discretion and at any time, may terminate the employment of the Executive for Just Cause, in which case the Executive will be entitled to all Salary and Benefits payable up to the date of termination.

    4.3. TERMINATION WITHOUT JUST CAUSE

         If the employment of the Executive is terminated by the Company without Just Cause (and not by reason of death), whether or not the termination is related to a change of control of the Company, then:

         (a) the Company will provide the Executive with 24 months written notice of termination or pay the Executive a lump sum amount equal to two times the Salary in lieu of such notice;

         (b) subject to the terms of the applicable plan and the right of the Company to discontinue any Benefit plan so long as it is done for all eligible employees, the

               Company will continue the participation of the Executive in the Benefits provided to the Executive immediately preceding the date of termination, excluding any short or long term disability plan, until the earlier of 24 months from the date of termination and the death of the Executive; and

          (c) Executive shall have the right to exercise his options in accordance with terms of the Employee Option Agreement.


          provided that acceptance of employment by the Executive under this Agreement is subject to the Company or a third party providing financial security against the above lump sum Salary amount in Section
          4.3 (a) on the terms set out in Appendix A hereto.

     4.4. RESIGNATION BY EXECUTIVE

          (a) The Executive may resign from employment with the Company by providing to the Company three months' prior written notice of resignation.

          (b) Upon receipt of written notice under this Section, the Company may, at its option, earlier terminate the employment of the Executive in which case the Company will pay the Executive an amount equal to the Salary payable from the date of termination by the Company until the earlier of the date resignation selected by the Executive and three months from the date the Executive gave notice of resignation.

     4.5. DEATH

          If the Executive dies during the Term, the employment of the Executive will terminate as of the date of death and the Company will pay to the estate of the Executive unpaid Salary, if any, up to the date of death and any compensation or benefits payable or owing on or after death in accordance with the terms and conditions of any applicable Benefits.

     4.6. TERMINATION OF OBLIGATIONS

          On termination of the employment of the Executive all obligations of the Company to the Executive will terminate except as specifically set forth in Section 4 of this Agreement and the Company will have no further obligation or liability for any claim, action or demand, whether at common law or under any legislation from time to time applicable and in force or otherwise for damages or loss sustained by the Executive arising out of the employment of the Executive by the Company or the termination or cessation of that employment.


5. CONFIDENTIALITY

     5.1. ACCESS TO CONFIDENTIAL INFORMATION

          The Executive acknowledges that in the course of carrying out, performing and fulfilling the Executive's obligations to the Company, the Executive will have access to and be entrusted with Confidential Information, and that the disclosure of the Confidential Information to competitors or clients of the Company or to the general public will be highly detrimental to the best interests and business of the Company.

     5.2. DEFINITION

          "Confidential Information" means trade secrets and information that is not generally known to the public or that would be reasonably considered confidential and proprietary to the Company and its business partners, and includes but is not limited to:


          (a) exploration data, property information, trade secrets, know-how, concepts, ideas whether patentable or not, strategy, planning, methods, processes, formulae, apparatus, standards, product specifications, production, processing procedures;


          (b)  revenue, costs, pricing and other financial data;

          (c) customer, supplier, or business partner information (including without limitation, names, preferences, financial information, addresses or telephone numbers);

          (d) all access codes, systems software applications, software/systems source and object codes, data, documentation, program files, flow charts, operational procedures, locations of operations, merchant numbers and merchant support and verification numbers; and

          (e) the private affairs of the Company or any other information which the Executive may acquire during the Term with respect to the business and affairs of the Company, whether acquired in the course of employment or incidentally.

     5.3. EXCLUSIONS

          Notwithstanding the provisions of Section 5.2, "Confidential Information" does not include information or data which the Executive can prove:

          (a) is generally in the public domain at the date of its disclosure to the Executive, or which thereafter enters the public domain through no fault of the Executive or of any other person owing an obligation of confidentiality to the Company (but only after it enters the public domain); or

          (b) was in the Executive's possession on a non-confidential basis prior to being disclosed under this Agreement;

          (c) provided that information which comprises part of the Confidential Information will not be included within the foregoing exceptions merely because individual parts of the information were within the public domain, or were within the Executive's prior possession, unless the combination of such Confidential Information and excepted information itself was in the public domain, or in the Executive's prior possession.

     5.4. USE AND DISCLOSURE

          The Executive acknowledges that he will receive the Confidential Information solely for the purpose of carrying out the duties of the Executive as an employee of the Company. Except as may be specifically required in the course of carrying out such duties, the Executive will not, during the Term or at least five years thereafter:

          (a)  disclose any Confidential Information to any person or entity; or

          (b) use or exploit, directly or indirectly, the Confidential Information for any purpose other than the proper purposes of the Company.

          Despite the foregoing, if the Executive is required by law to disclose any Confidential Information then the Executive will promptly notify the Company that the Executive may be required to disclose Confidential Information and the Executive will consult with and cooperate with the Company in any attempt to resist or narrow such disclosure and/or to obtain an order or other assurance that such information will be accorded confidential treatment. Notwithstanding any disclosure required by law, the Confidential Information disclosed will, for all other purposes, continue to be treated as Confidential Information under this Agreement.

     5.5. RETURN OF CONFIDENTIAL INFORMATION

          Upon the termination of the Executive's employment with the Company for any reason, or upon the written request of the Company at any time, the Executive will return immediately to the Company all Confidential Information then in the Executive's possession or under his control.

     5.6. NOTICES

          Any notices, requests, demands or other communications that are required or permitted to be given by one party to the other under this Agreement will be given in writing by registered post, personal delivery or facsimile addressed to the other party or delivered to such other party at the address shown on page 1 hereof or at such other address within British Columbia as either party may from time to time specify by notice in writing given to the other party.

          Demands or other communications will be deemed to have been received, if sent by registered post, then on the date of acknowledged receipt in writing by or on behalf of the addressee, if sent by facsimile, then on the earlier of the date of transmission if received during normal business or working hours of the recipient and the date of the first normal business working hours after the date of transmission, or if sent by personal delivery, then on the date when delivered to the addressee.

6. COLLECTION AND USE OF PERSONAL INFORMATION

          The Executive acknowledges that the Company will collect, use and disclose personal information only where reasonably necessary for security, employment and business purposes. The Executive consents to the Company collecting, using and disclosing personal information about the Executive only where reasonably necessary for security, employment and business purposes in accordance with applicable legislation and any privacy policy of the Company that may be in effect from time to time.

7. SEVERABILITY

          In the event that any provision or part of this agreement is deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts will be and remain in full force and effect.

8. REPRESENTATIONS

          This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements or understandings, whether oral or written and whether express or implied, between the parties hereto. The Executive acknowledges and agrees that any prior agreements or representations, whether oral or written and whether express or implied, between the Executive and the Company, are hereby terminated and the Executive has no rights or entitlements under or arising from any such prior agreements or representations against Company. The Executive hereby waives any right to assert a claim in tort based on any pre-contractual representations, negligent or otherwise, made by the Company.

9. WAIVER OR MODIFICATION OF AGREEMENT

          No failure or delay of the Company in exercising any power or right hereunder will operate as a waiver thereof nor will any single or partial exercise of such right or power preclude any other right or power hereunder. No amendment, modification or waiver of any condition of this Agreement or consent to any departure by the Executive therefrom will in any event be effective unless the same will be in writing signed by the Company.

10. SURVIVAL

          The obligations set out in paragraphs 2.2, 3.6 and 4 to 16 inclusive will survive the termination of the employment of the Executive and continue in effect regardless of whether any party is or has been in compliance with any provision in this Agreement. The parties will execute and deliver any documents and perform any acts necessary to carry out the intent of this Agreement.

11. DIRECTOR AND OFFICER ROLE

          In the event of termination of the employment of the Executive by the Company or by the Executive, whether by retirement, resignation or otherwise, the Executive will, as of the date of termination, resign from any officer and/or director position with the Company. It the Executive dies during the Term, the Executive will be deemed to have resigned from any officer or director position as of the date of death.

12. GOVERNING LAW

          This Agreement will be construed in accordance with and governed by the laws of British Columbia and the laws of Canada applicable in British Columbia.

13. HEADINGS

          The headings used in this Employment Agreement are for convenience only and are not to be construed in any way as additions to or limitations of the covenants and agreements contained in it.

14. ENUREMENT

          This Agreement will enure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.

15. TIME

          Time is of the essence.

16. ASSIGNMENT

          The Executive may not assign this agreement. The Company may assign this Agreement to any entity that is a successor to the business, or substantially all of the business, of the Company or is an affiliated or related the Company, within the meaning of the British Columbia Business Corporations Act.



IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.


PINE VALLEY MINING CORPORATION


Per: /s/ Graham Mackenzie
    ------------------------------
           Graham Mackenzie
           President


Per:
    ------------------------------



ROBERT BELL


/s/ Robert Bell
---------------------------------

                                   APPENDIX A

                             THIRD PARTY GUARANTEES
        GIVEN IN CONNECTION WITH THE EMPLOYMENT AGREEMENT MADE EFFECTIVE
             THE 3 DAY OF JANUARY 2006 (THE "EMPLOYMENT AGREEMENT")
             BETWEEN PINE VALLEY MINING CORPORATION (THE "COMPANY")
                        AND ROBERT BELL (THE "EXECUTIVE)

(the herein guarantees made in favour of the Executive being collectively referred to as the "Guarantee")

WHEREAS The R. Templeton Smith Foundation and The Rockside Foundation (the "Guarantors" and each a "Guarantor") own approximately 5.5% and 16.2% respectively, of the issued and outstanding common shares of the Company;

AND WHEREAS, as a consequence of their significant investment in the Company, the Guarantors have an interest in the Company's efforts to attract and retain quality management;

AND WHEREAS the Company has only limited operations history;

AND WHEREAS the Executive has been identified by the Company as someone who would be a valuable addition to the Company's management team;

AND WHEREAS the Executive is prepared to enter into the Employment Agreement with the Company on the condition that the Guarantors guarantee in favour of the Executive the performance of the Company's obligations under the subsection 4.3(a) of the Employment Agreement on the terms and conditions set out in this Appendix A;

AND WHEREAS the Guarantors wish to provide such a guarantee in order to assist the Company in securing the engagement of the Executive, and ultimately to enhance the value of their investment in the Company.

NOW THEREFORE, the undersigned hereby agree with the Executive that, in consideration of the Executive entering into the Employment Agreement with the Company, and subject to the terms and conditions set out below, they hereby, severally and not jointly, agree to guarantee the performance by the Company of its obligations in favour of the Executive under subsection 4.3(a) of the Employment Agreement.

1. In no event will the aggregate liability of a Guarantor to the Executive (including, without limitation, his heirs, executors, administrators and permitted assigns) exceed three hundred thousand Canadian dollars (CDN $300,000).

2. This Guarantee is not assignable by any party hereto without the prior written consent of each of the Guarantors and the Executive, which consent may be arbitrarily withheld or delayed by any one of them. Any attempt to effect an assignment of this Guarantee without such prior written consents will be no force or effect.

3. Each of the Guarantors, jointly and not severally, acknowledges and agrees with the Executive that none of the following will release the Guarantor of any of its obligations hereunder:

(a) any modification, amendment or change to the rights or obligations of the Company or the Executive under the Employment Agreement in any manner whatsoever, regardless of the magnitude or materiality of such change and regardless of whether the Guarantors have consented to or approved such change;

(b) the granting of any time, renewals, extensions, or indulgences to the Company with respect to its obligations to the Executive under the Employment Agreement;

(c) except as expressly provided for below, the taking of any securities (which word as herein used includes other guarantees) for the performance by the Company of its obligations to the Executive under the Employment Agreement; abstaining, enforcing, waiving or releasing such securities; or otherwise dealing with such securities as the Executive may see fit, and, the Executive may apply all monies at any time received from such securities or the Company or others to such part of the liabilities of the Company as the Executive deems best and change such application in whole or in part from time to time as the Executive sees fit;

and the Guarantors further waive presentment, demand, protest and all notices and any right to require the Executive to proceed against the Company or to proceed against or exhaust any security or pursue any other remedy available to the Executive as a condition to enforcement of the Guarantors' obligations under this Guarantee.

4. The Executive will be solely liable for and responsible to make, and the Guarantors will not be liable for or responsible to make, any and all required payments with respect to income taxes, unemployment insurance, government pension plans or similar statutory obligations that might arise in connection with payments made by the Guarantors to the Executive. The Guarantors will not deduct or remit to any government authority any such amounts in respect of payments made to the Executive. The Executive will indemnify and hold the Guarantors harmless from all claims, demands, suits, interest, penalties and costs (including, without limitation, reasonable legal fees) relating to income taxes, unemployment insurance, government pension plans or similar statutory obligations that might arise in connection with payments made by the Guarantors to the Executive.

5. Without any need for further action on the part of the Executive or the Guarantors, this Guarantee will immediately terminate and be of no further force or effect upon the first to occur of one of the following events:

(a) the Company posting in favour of the Executive substitute security in the amount of not less than six hundred thousand Canadian dollars (CDN $600,000) in the form of a hypothecated deposit or letter of credit issued or held by, as the case may be, a Canadian chartered bank; and

(b) the Company publishing annual audited consolidated financial statements reporting positive net income for two successive fiscal years, where the most recently published of such financial statements reports a percentage of Total Shareholders' Equity to Total Liabilities and Shareholders' Equity of not less than 50%.

DATED this 3rd day of February 2006.

THE CORPORATE SEAL of R.
TEMPLETON SMITH FOUNDATION
was hereunto affixed in the presence of:


/s/ Edward C. Surett
----------------------------------------


THE CORPORATE SEAL of THE
ROCKSIDE FOUNDATION was
hereunto affixed in the presence of:


/s/ Michael Coan
----------------------------------------

The Guarantee as set out above is acknowledge and accepted by the Executive this 3rd day of February, 2006.


/s/ Robert Bell
----------------------------------------
ROBERT BELL